Exhibit 99.1

Business

        Protective Life Corporation is a holding company whose subsidiaries provide financial services through the production, distribution, and administration of insurance and investment products. Founded in 1907, Protective Life Insurance Company is the Company’s largest operating subsidiary. Unless the context otherwise requires, the “Company” refers to the consolidated group of Protective Life Corporation and its subsidiaries.

        Copies of the Company’s Proxy Statement and 2003 Annual Report to Share Owners will be furnished to anyone who requests such documents from the Company. Requests for copies should be directed to: Share-Owner Relations, Protective Life Corporation, P. O. Box 2606, Birmingham, Alabama 35202, Telephone (205) 268-3573, FAX (205) 268-5547. Copies may also be requested through the Internet from the Company’s Worldwide Web Site (www.protective.com). The Company makes periodic and current reports available free of charge on our website as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information incorporated herein by reference is also electronically accessible through the Internet from the “EDGAR Database of Corporate Information” on the Securities and Exchange Commission’s World Wide Web site (www.sec.gov).

        The Company operates several business segments each having a strategic focus. An operating segment is generally distinguished by products and/or channels of distribution. The Company’s operating segments are Life Marketing, Acquisitions, Annuities, Stable Value Products and Asset Protection. The Company also has an additional segment referred to as Corporate and Other.

        Additional information concerning the Company’s business segments may be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” and Note 10 to Consolidated Financial Statements included herein.

        In the following paragraphs, the Company reports sales and new capital invested. These statistics are used by the Company to measure the relative progress of its marketing and acquisition efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future profitability, and therefore are not intended to be predictive of future profitability.

Life Marketing

        The Life Marketing segment markets level premium term and term-like insurance, universal life, variable universal life and “bank owned life insurance” (BOLI) products on a national basis. The segment uses several methods of distribution for its products. One distribution system is comprised of brokerage general agencies who recruit a network of independent life agents. The segment also distributes insurance products through a network of experienced independent personal producing general agents who are recruited by regional sales managers. Also, the Company markets BOLI through an independent marketing organization that specializes in this market. The segment also distributes life insurance products through stockbrokers and banks, and through direct response and worksite arrangements.

        The following table shows the Life Marketing segment’s sales measured by new premium.

             Year Ended
             December 31                             Sales
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                                             (dollars in millions)

                1999                                 $139.2
                2000                                  161.1
                2001                                  163.5
                2002                                  224.1
                2003                                  289.6
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Acquisitions

        The Acquisitions segment focuses on acquiring, converting, and servicing policies acquired from other companies. The segment’s primary focus is on life insurance policies sold to individuals. These acquisitions may be accomplished through acquisitions of companies or through the reinsurance of blocks of policies from other insurers. Forty-three transactions have been closed by the segment since 1970, including 16 since 1989. Policies acquired through the segment are usually administered as “closed” blocks; i.e., no new policies are being marketed. Therefore, the amount of insurance in force for a particular acquisition is expected to decline with time due to lapses and deaths of the insureds.

        Most acquisitions closed by the Acquisitions segment do not include the acquisition of an active sales force. In transactions where some marketing activity was included, the Company generally either ceased future marketing efforts or redirected those efforts to another segment of the Company. However, in the case of the acquisition of West Coast Life Insurance Company (West Coast) which was closed by the Acquisitions segment in 1997, the Company elected to continue the marketing of new policies and operate West Coast as a component of the Company’s Life Marketing segment.

        The Company believes that it’s focused and disciplined approach to the acquisition process and its experience in the assimilation, conservation, and servicing of acquired policies give it a significant competitive advantage over many other companies that attempt to make similar acquisitions. The Company expects acquisition opportunities to continue to be available as the life insurance industry continues to consolidate; however, management believes that the Company may face increased competition for future acquisitions.

        Total revenues and income before income tax from the Acquisitions segment are expected to decline with time unless new acquisitions are made. Therefore, the segment’s revenues and earnings may fluctuate from year to year depending upon the level of acquisition activity.

        The following table shows the number of transactions closed by the Acquisitions segment and the approximate amount of (statutory) capital invested for each year in which an acquisition was made.

                                  Number
       Year Ended                   of                       Capital
      December 31              Transactions                  Invested
--------------------------------------------------------------------------------
                                                      (dollars in millions)
          2001                       2                        $247.8
          2002                       1                          60.0
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        In 2001, the Company coinsured a block of individual life policies from Standard Insurance Company, and acquired the stock of Inter-State Assurance Company (Inter-State) and First Variable Life Insurance Company (First Variable) from ILona Financial Group, Inc., the U.S. subsidiary of Irish Life & Permanent plc of Dublin, Ireland. In 2002, the Company coinsured a block of traditional life and interest-sensitive life insurance policies from Conseco Variable Insurance Company. Although acquisition opportunities were investigated, no transactions were completed in 1999, 2000, or 2003.

        From time to time other of the Company’s business segments have acquired companies and blocks of policies which are included in their respective results.

Annuities

        The Company’s Annuities segment manufactures, sells, and supports fixed and variable annuity products. These products are primarily sold through stockbrokers, but are also sold through financial institutions and the Life Marketing segment’s sales force.

        The Company’s fixed annuities are primarily modified guaranteed annuities which guarantee an interest rate for a fixed period. Because contract values are “market-value adjusted” upon surrender prior to maturity, these products afford the Company a measure of protection from the effects of changes in interest rates. The Company also offers variable annuities which offer the policyholder the opportunity to invest in various investment accounts.

        The following table shows fixed and variable annuity sales. The demand for annuity products is related to the general level of interest rates and performance of the equity markets.

       Year Ended                 Fixed                   Variable                    Total
       December 31              Annuities                Annuities                  Annuities
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                                                   (dollars in millions)

          1999                     $350                      $361                      $711
          2000                      635                       257                       892
          2001                      689                       263                       952
          2002                      628                       325                       953
          2003                      164                       350                       514
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Stable Value Products

        The Company’s Stable Value Products segment markets guaranteed investment contracts (GICs) to 401(k) and other qualified retirement savings plans. GICs are generally contracts which specify a return on deposits for a specified period and often provide flexibility for withdrawals at book value in keeping with the benefits provided by the plan. The demand for GICs is related to the relative attractiveness of the “fixed rate” investment option in a 401(k) plan compared to the equity-based investment options available to plan participants.

        The segment also markets fixed and floating rate funding agreements directly to the trustees of municipal bond proceeds, institutional investors, bank trust departments and money market funds, and sells funding agreements to special purpose entities that in turn issue notes or certificates in smaller, transferable denominations. During the fourth quarter of 2003, the Company registered a funding agreement-backed notes program with the SEC. Through this program, the Company is able to offer notes to both institutional and retail investors. The segment’s funding agreement-backed notes complement the Company’s overall asset-liability management in that the terms of the funding agreements may be tailored to the needs of the seller, as opposed to the needs of the buyer, and more so in a retail program. The segment had sales of $450 million under this program in 2003.

        The Company’s emphasis is on a consistent and disciplined approach to product pricing and asset/liability management, careful underwriting of early withdrawal risks and maintaining low distribution and administration costs. Most GIC contracts and funding agreements written by the Company have maturities of three to seven years.

        The following table shows the stable value products sales.

       Year Ended                               Funding
      December 31               GICS           Agreements        Total
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                                        (dollars in millions)

          1999                  $584            $  386          $  970
          2000                   418               801           1,219
          2001                   409               637           1,046
          2002                   267               888           1,155
          2003                   275             1,333           1,608
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        The rate of growth in account balances is affected by the amount of maturing contracts relative to the amount of sales.

Asset Protection

        The Asset Protection segment markets extended service contracts and credit life and disability insurance to protect consumers’ investments in automobiles and watercraft. The segment’s products are primarily marketed through a national network of 2,500 automobile and marine dealers. The Asset Protection segment has also offered credit insurance through banks and consumer finance companies.

        The Company entered into an agreement in 2003, under the terms of which an unaffiliated company assumed the administration and marketing responsibilities for a portion of the Asset Protection segment’s financial institutions credit business that was based in Raleigh, North Carolina. The Company is reviewing strategic alternatives for certain under-performing product lines in the Asset Protection segment.

        In 2000, the Company acquired the Lyndon Insurance Group (Lyndon) from Frontier Insurance Group. Lyndon markets a variety of specialty insurance products, including credit insurance and vehicle and marine extended service contracts. Lyndon distributes products on a national basis through financial institutions and automobile dealers.

        The Company is the fifth largest writer of credit insurance in the United States according to industry surveys. These policies cover consumer loans made by financial institutions located primarily in the southeastern United States and automobile dealers throughout the United States.

        The following table shows the credit insurance and related product sales measured by new premium including the sales of Lyndon since the date of acquisition.

             Year Ended
             December 31                             Sales
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                                             (dollars in millions)

                1999                                 $283.4
                2000                                  506.8
                2001                                  500.1
                2002                                  467.8
                2003                                  472.4
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        In 2003, approximately 58% of the segment’s sales were through the automobile dealer distribution channel, and approximately 42% of sales were extended service contracts. A portion of the sales and resulting premium are reinsured with producer-owned reinsurers.

Corporate and Other

        The Company has an additional segment referred to as Corporate and Other. The Corporate and Other segment primarily consists of net investment income and expenses not attributable to the other business segments described above (including net investment income on unallocated capital and interest on substantially all debt). This segment also includes earnings from several small non-strategic lines of business (mostly cancer insurance, residual value insurance, surety insurance, and group annuities), various investment-related transactions, and the operations of several small subsidiaries (including a subsidiary that markets discount plans). The earnings of this segment may fluctuate from year to year. In 2000, the Company sold its participation in a joint venture which owned a small life insurance company in Hong Kong.

Discontinued Operations

        On December 31, 2001, the Company completed the sale to Fortis, Inc. of substantially all of its Dental Benefits Division (Dental Division), and discontinued other remaining Dental Division operations, primarily other health insurance lines.

Investments

        The types of assets in which the Company may invest are influenced by various state laws which prescribe qualified investment assets. Within the parameters of these laws, the Company invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the overall composition of the investment portfolio by asset type and credit exposure. For further information regarding the Company’s investments, the maturity of and the concentration of risk among the Company’s invested assets, derivative financial instruments, and liquidity, see Notes 1 and 2 to the Consolidated Financial Statements, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

        A significant portion of the Company’s bond portfolio is invested in mortgage-backed securities. Mortgage-backed securities are constructed from pools of residential mortgages, and may have cash flow volatility as a result of changes in the rate at which prepayments of principal occur with respect to the underlying loans. Prepayments of principal on the underlying residential loans can be expected to accelerate with decreases in interest rates and diminish with increases in interest rates. The Company has not invested in the higher risk tranches of mortgage-backed securities (except mortgage-backed securities issued in securitization transactions sponsored by the Company). In addition, the Company has entered into hedging transactions to reduce the volatility in market value of its mortgage-backed securities.

        The table below shows a breakdown of the Company’s mortgage-backed securities portfolio by type at December 31, 2003. Planned amortization class securities (PACs) pay down according to a schedule. Targeted amortization class securities (TACs) pay down in amounts approximating a targeted schedule. Non-Accelerated Security (NAS) receive no principal payments in the first five years, after which NAS receive an increasing percentage of pro rata principal payments until the tenth year, after which NAS receive principal as principal of the underlying mortgages is received. All of these types of structured mortgage-backed securities give the Company some measure of protection against both prepayment and extension risk.

        Accretion directed securities have a stated maturity but may repay more quickly. Sequentials receive payments in order until each class is paid off. Pass through securities receive principal as principal of the underlying mortgages is received. The CMBS are commercial mortgage-backed securities issued in securitization transactions sponsored by the Company, in which the Company securitized portions of its mortgage loan portfolio.

                                           Percentage of
                                          Mortgage-Backed
     Type                                    Securities
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     Sequential                                 36.3%
     Pass Through                               32.9
     PAC                                        17.4
     CMBS                                        6.9
     NAS                                         4.0
     Accretion Directed                          2.4
     TAC                                         0.1
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                                               100.0%
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        The Company obtains ratings of its fixed maturities from Moody’s Investors Service, Inc. (Moody’s) and Standard & Poor’s Corporation (S&P). If a bond is not rated by Moody’s or S&P, the Company uses ratings from the Securities Valuation Office of the National Association of Insurance Commissioners (NAIC), or the Company rates the bond based upon a comparison of the unrated issue to rated issues of the same issuer or rated issues of other issuers with similar risk characteristics. At December 31, 2003, over 99% of bonds were rated by Moody’s, S&P, or the NAIC.

        The approximate percentage distribution of the Company’s fixed maturity investments by quality rating at December 31, 2003, is as follows:

                                                 Percentage of Fixed
Rating                                          Maturity Investments
------------------------------------------------------------------------
AAA                                                     36.9%
AA                                                       5.9
A                                                       22.9
BBB                                                     26.8
BB or less                                               7.5
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                                                       100.0%
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        At December 31, 2003, approximately $12.4 billion of the Company’s $13.4 billion bond portfolio was invested in U.S. Government or agency-backed securities or investment grade bonds and approximately $995.5 million of its fixed maturities portfolio was rated less than investment grade, of which $407.6 million are bank loan participations and $66.9 million were securities issued in Company-sponsored commercial mortgage loan securitizations. The Company has increased its investment in bank loan participations over the last two years to take advantage of market conditions.

        Risks associated with investments in less than investment grade debt obligations may be significantly higher than risks associated with investments in debt securities rated investment grade. Risk of loss upon default by the borrower is significantly greater with respect to such debt obligations than with other debt securities because these obligations may be unsecured or subordinated to other creditors. Additionally, there is often a thinly traded market for such securities and current market quotations are frequently not available for some of these securities. Issuers of less than investment grade debt obligations usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment-grade issuers.

        The Company also invests a significant portion of its portfolio in mortgage loans. Results for these investments have been excellent due to careful management and a focus on a specialized segment of the market. The Company generally does not lend on speculative properties and has specialized in making loans on either credit-oriented commercial properties or credit-anchored strip shopping centers. The average size of loans made during 2003 was $3.1 million. The average size mortgage loan in the Company’s portfolio is approximately $2.2 million. The largest single loan amount is $19.6 million.

        The following table shows a breakdown of the Company’s mortgage loan portfolio by property type at December 31, 2003:

                                                Percentage of
                                               Mortgage Loans
     Property Type                             on Real Estate
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     Retail                                          74.7%
     Apartments                                       7.9
     Office Buildings                                 8.0
     Warehouses                                       8.0
     Other                                            1.4
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                                                    100.0%
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        Retail loans are generally on strip shopping centers anchored by one or more regional or national retail stores. The anchor tenants enter into long-term leases with the Company’s borrowers. These centers provide the basic necessities of life, such as food, pharmaceuticals, and clothing, and have been relatively insensitive to changes in economic conditions. The following are the largest anchor tenants (measured by the Company’s exposure) at December 31, 2003:

                                                 Percentage of
                                                 Mortgage Loans
     Anchor Tenants                              on Real Estate
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     Ahold Corporation                                  2.8%
     Walgreen Corporation                               2.7
     Food Lion, Inc.                                    2.6
     Wal-Mart Stores, Inc.                              2.4
     Winn Dixie Stores, Inc.                            2.2
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        The Company’s mortgage lending criteria generally require that the loan-to-value ratio on each mortgage be at or under 75% at the time of origination. Projected rental payments from credit anchors (i.e., excluding rental payments from smaller local tenants) generally exceed 70% of the property’s projected operating expenses and debt service. The Company also offers a commercial loan product under which the Company will permit a loan-to-value ratio of up to 85% in exchange for a participating interest in the cash flows from the underlying real estate. Approximately $382.7 million of the Company’s mortgage loans have this participation feature.

        Many of the Company’s mortgage loans have call or interest rate reset provisions between 3 and 10 years. However, if interest rates were to significantly increase, the Company may be unable to call the loans or increase the interest rates on its existing mortgage loans commensurate with the significantly increased market rates.

        At December 31, 2003, $11.8 million or 0.4% of the mortgage loan portfolio was nonperforming. It is the Company’s policy to cease to carry accrued interest on loans that are over 90 days delinquent. For loans less than 90 days delinquent, interest is accrued unless it is determined that the accrued interest is not collectible. If a loan becomes over 90 days delinquent, it is the Company’s general policy to initiate foreclosure proceedings unless a workout arrangement to bring the loan current is in place.

        In 1996, the Company sold approximately $554 million of its mortgage loans in a securitization transaction. In 1997, the Company sold approximately $445 million of its loans in a second securitization transaction. In 1998 the Company securitized $146 million of its mortgage loans and in 1999 the Company securitized $263 million. The securitizations’ senior tranches were sold, and the Company retained the junior tranches. The Company continues to service the securitized mortgage loans. At December 31, 2003, the Company had investments related to retained beneficial interests of mortgage loan securitizations of $283.6 million.

        As a general rule, the Company does not invest directly in real estate. The investment real estate held by the Company consists largely of properties obtained through foreclosures or the acquisition of other insurance companies. In the Company’s experience, the appraised value of a foreclosed property often approximates the mortgage loan balance on the property plus costs of foreclosure. Also, foreclosed properties often generate a positive cash flow enabling the Company to hold and manage the property until the property can be profitably sold.

        The following table shows the investment results from continuing operations of the Company:

                     Cash, Accrued
                       Investment                                 Percentage
                      Income, and                                  Earned on
   Year ended        Investments at                             Average of Cash            Realized Investment
   December 31        December 31      Net Investment Income    and Investments              Gains (Losses)
                                                                                  ------------------------------------
                                                                                     Derivative
                                                                                      Financial         All Other
                                                                                     Instruments       Investments
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                                                 (dollars in thousands)

      1999              $ 8,877,038          $  667,968                7.6%              $(2,279)          $  1,222
      2000               10,419,217             730,149                7.6                 9,013            (16,056)
      2001               13,604,102             880,141                7.3                (1,114)            (8,740)
      2002               15,765,420           1,022,953                7.0                28,308                910
      2003               17,752,081           1,030,752                6.4                12,550             58,064
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Life Insurance in Force

        The following table shows life insurance sales by face amount and life insurance in force.

                                                                     Year Ended December 31
                                        ----------------------------------------------------------------------------------
                                               2003             2002             2001            2000             1999
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                                                                      (dollars in thousands)
New Business Written
     Life Marketing                        $102,154,269     $ 67,827,198     $ 40,538,738    $ 45,918,373     $ 26,918,775
     Group Products(1)                           67,405           44,567          123,062         143,192          123,648
     Asset Protection                         6,655,790        4,516,350        5,917,047       7,052,106        6,665,219
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        Total                              $108,877,464     $ 72,388,115     $ 46,578,847    $ 53,113,671     $ 33,707,642
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Business Acquired
     Acquisitions                                           $  3,859,788     $ 19,992,424
     Asset Protection                                                                        $  2,457,296     $    620,000
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        Total                                               $  3,859,788     $ 19,992,424    $  2,457,296     $    620,000
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Insurance in Force at End of Year(2)
     Life Marketing                        $305,939,864     $225,667,767     $159,485,393    $129,502,305     $ 91,627,218
     Acquisitions                            30,755,635       27,372,622       36,856,042      20,133,370       22,054,734
     Group Products(1)                          710,358        5,015,636        5,821,744       7,348,195        6,065,604
     Asset Protection                         9,088,963       12,461,564       12,094,947      13,438,226       10,069,030
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        Total                              $346,494,820     $270,517,589     $214,258,126    $170,422,096     $129,816,586
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(1)	On December 31, 2001, The Company completed the sale of substantially all of its Dental Division, with which the group products are associated.

(2)	Reinsurance assumed has been included; reinsurance ceded (2003 — $292,740,795; 2002 — $219,025,215; 2001-$171,449,182; 2000-$128,374,583; 1999-$92,566,755) has not been deducted.

        The ratio of voluntary terminations of individual life insurance to mean individual life insurance in force, which is determined by dividing the amount of insurance terminated due to lapses during the year by the mean of the insurance in force at the beginning and end of the year, adjusted for the timing of major acquisitions was:

                                               Ratio of
Year Ended                                    Voluntary
December 31                                 Terminations
-------------------------------------------------------------
     1999.........................              6.0%
     2000.........................              5.8
     2001.........................              7.4
     2002.........................              4.7
     2003.........................              4.1
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        The amount of investment products in force is measured by account balances. The following table shows stable value product and annuity account balances. Most of the variable annuity account balances are reported in the Company’s financial statements as liabilities related to separate accounts.

                                 Stable                 Modified
       Year Ended                 Value                Guaranteed                Fixed                 Varialbe
      December 31               Products               Annuities               Annuities              Annuities
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                                                            (dollars in thousands)

          1999                   $2,680,009             $  941,692             $  391,085             $2,085,072
          2000                    3,177,863              1,384,027                330,428              2,043,878
          2001                    3,716,530              1,883,998              1,143,394              2,131,476
          2002                    4,018,552              2,390,440                955,886              1,864,993
          2003                    4,676,531              2,286,417                851,165              2,388,033
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        Fixed annuity account balances increased in 2001 due to the acquisition of Inter-State and First Variable.

Underwriting

        The underwriting policies of the Company’s insurance subsidiaries are established by management. With respect to individual insurance, the subsidiaries use information from the application and, in some cases, inspection reports, attending physician statements, or medical examinations to determine whether a policy should be issued as applied for, rated, or rejected. Medical examinations of applicants are required for individual life insurance in excess of certain prescribed amounts (which vary based on the type of insurance) and for most individual insurance applied for by applicants over age 50. In the case of “simplified issue” policies, which are issued primarily through the Asset Protection segment and the Life Marketing segment in the payroll deduction market, coverage is rejected if the responses to certain health questions contained in the application indicate adverse health of the applicant. For other than “simplified issue” policies, medical examinations are requested of any applicant, regardless of age and amount of requested coverage, if an examination is deemed necessary to underwrite the risk. Substandard risks may be referred to reinsurers for full or partial reinsurance of the substandard risk.

        The Company’s insurance subsidiaries require blood samples to be drawn with individual insurance applications above certain face amounts ranging from $100,000 to $250,000 based on the applicant’s age, except in the worksite and BOLI markets where no blood testing is required. Blood samples are tested for a wide range of chemical values and are screened for antibodies to the HIV virus. Applications also contain questions permitted by law regarding the HIV virus which must be answered by the proposed insureds.

Reinsurance Ceded

        The Company’s insurance subsidiaries cede insurance to other insurance companies. The ceding insurance company remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. The Company sets a limit on the amount of insurance retained on the life of any one person. In the individual lines it will not retain more than $500,000, including accidental death benefits, on any one life. In many cases the retention is less. At December 31, 2003, the Company had insurance in force of $346.5 billion of which approximately $292.7 billion was ceded to reinsurers.

        Over the past several years, the Company’s reinsurers have reduced the net cost of reinsurance to the Company. Consequently, the Company has increased the amount of reinsurance which it cedes on newly-written individual life insurance policies, and has also ceded a portion of the mortality risk of existing business of the Life Marketing and Acquisitions business segments.

        The Company also has used reinsurance in the sale of the Dental Division and to reinsure fixed annuities in conjunction with the acquisition of two small insurers and for reinsuring guaranteed minimum death benefit (GMDB) claims in its variable annuity contracts.

Policy Liabilities and Accruals

        The applicable insurance laws under which the Company’s insurance subsidiaries operate require that each insurance company report policy liabilities to meet future obligations on the outstanding policies. These liabilities are the amounts which, with the additional premiums to be received and interest thereon compounded annually at certain assumed rates, are calculated in accordance with applicable law to be sufficient to meet the various policy and contract obligations as they mature. These laws specify that the liabilities shall not be less than liabilities calculated using certain named mortality tables and interest rates.

        The policy liabilities and accruals carried in the Company’s financial reports presented on the basis of accounting principles generally accepted in the United States of America (GAAP) differ from those specified by the laws of the various states and carried in the insurance subsidiaries’ statutory financial statements (presented on the basis of statutory accounting principles mandated by state insurance regulations). For policy liabilities other than those for universal life policies, annuity contracts, GICs, and funding agreements, these differences arise from the use of mortality and morbidity tables and interest rate assumptions which are deemed to be more appropriate for financial reporting purposes than those required for statutory accounting purposes; from the introduction of lapse assumptions into the calculation; and from the use of the net level premium method on all business. Policy liabilities for universal life policies, annuity contracts, GICs, and funding agreements are carried in the Company’s financial reports at the account value of the policy or contract plus accrued interest.

Federal Income Tax Consequences

        Existing federal laws and regulations affect the taxation of the Company’s products. Income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. Congress has from time to time considered proposals that, if enacted, would have had an adverse impact on the federal income tax treatment of such products, or would increase the tax-deferred status of competing products. In addition, life insurance products are often used to fund estate tax obligations. Legislation has recently been enacted that would over time, reduce and eventually eliminate the estate tax. If the estate tax is significantly reduced or eliminated, the demand for certain life insurance products could be adversely affected. The Company cannot predict what tax initiatives may be enacted which could adversely affect the Company.

        The Company’s insurance subsidiaries are taxed by the federal government in a manner similar to companies in other industries. However, certain restrictions on consolidating recently acquired life insurance companies and on consolidating life insurance company income with non-insurance income are applicable to the Company; thus, the Company is not able to consolidate all of the operating results of its subsidiaries for federal income tax purposes.

        Under pre-1984 tax law, certain income of the Company was not taxed currently, but was accumulated in a memorandum account designated as “Policyholders’ Surplus” to be taxed only when such income was distributed to share owners or when certain limits on accumulated amounts were exceeded. Consistent with current tax law, amounts accumulated in Policyholders’ Surplus have been carried forward, although no accumulated income may be added to these accounts. As of December 31, 2003, the aggregate accumulation in the Policyholders’ Surplus account was $70.5 million. Under current income tax laws, the Company does not anticipate paying income tax on amounts in the Policyholders’ Surplus accounts.

Competition

        Life and health insurance is a mature industry. In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry. The Company encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than the Company, as well as competition from other providers of financial services. Competition could result in, among other things, lower sales or higher lapses of existing products.

        The insurance industry is consolidating, with larger, potentially more efficient organizations emerging from consolidation. Participants in certain of the Company’s independent distribution channels are also consolidating into larger organizations. Some mutual insurance companies are converting to stock ownership which will give them greater access to capital markets. Additionally, commercial banks, insurance companies, and investment banks may now combine, provided certain requirements are satisfied. The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of the Company’s products by substantially increasing the number and financial strength of potential competitors.

        The Company’s ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong ratings from rating agencies.

Regulation

        The Company’s subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power dealing with many aspects of the Company’s business, which may include premium rates, marketing practices, advertising, privacy, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders and other customers rather than share owners.

        A life insurance company’s statutory capital is computed according to rules prescribed by the National Association of Insurance Commissioners (NAIC) as modified by the insurance company’s state of domicile. Statutory accounting rules are different from GAAP and are intended to reflect a more conservative view; for example, requiring immediate expensing of policy acquisition costs and through the use of more conservative computations of policy liabilities. The NAIC’s risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula. These requirements are intended to allow insurance regulators to identify inadequately capitalized insurance companies based upon the types and mixtures of risks inherent in the insurer’s operations. The formula includes components for asset risk, liability risk, interest rate exposure, and other factors. Based upon the December 31, 2003 statutory financial reports, the Company’s insurance subsidiaries are adequately capitalized under the formula.

        The Company’s insurance subsidiaries are required to file detailed annual reports with the supervisory agencies in each of the jurisdictions in which they do business and their business and accounts are subject to examination by such agencies at any time. Under the rules of the NAIC, insurance companies are examined periodically (generally every three to five years) by one or more of the supervisory agencies on behalf of the states in which they do business. To date, no such insurance department examinations have produced any significant adverse findings regarding any insurance company subsidiary of the Company.

        Under insurance guaranty fund laws in most states, insurance companies doing business in such a state can be assessed up to prescribed limits for policyholder losses incurred by insolvent or failed insurance companies. Although the Company cannot predict the amount of any future assessments, most insurance guaranty fund laws currently provide that an assessment may be excused or deferred if it would threaten an insurer’s financial strength. The Company’s insurance subsidiaries were assessed immaterial amounts in 2003, which will be partially offset by credits against future state premium taxes.

        In addition, many states, including the states in which the Company’s insurance subsidiaries are domiciled, have enacted legislation or adopted regulations regarding insurance holding company systems. These laws require registration of and periodic reporting by insurance companies domiciled within the jurisdiction which control or are controlled by other corporations or persons so as to constitute an insurance holding company system. These laws also affect the acquisition of control of insurance companies as well as transactions between insurance companies and companies controlling them. Most states, including Tennessee, where Protective Life Insurance Company (Protective Life) is domiciled, require administrative approval of the acquisition of control of an insurance company domiciled in the state or the acquisition of control of an insurance holding company whose insurance subsidiary is incorporated in the state. In Tennessee, the acquisition of 10% of the voting securities of an entity is generally deemed to be the acquisition of control for the purpose of the insurance holding company statute and requires not only the filing of detailed information concerning the acquiring parties and the plan of acquisition, but also administrative approval prior to the acquisition.

        The Company’s insurance subsidiaries are subject to various state statutory and regulatory restrictions on the insurance subsidiaries’ ability to pay dividends to Protective Life Corporation. In general, dividends up to specified levels are considered ordinary and may be paid without prior approval. Dividends in larger amounts are subject to approval by the insurance commissioner of the state of domicile. The maximum amount that would qualify as ordinary dividends to Protective Life Corporation by Protective Life in 2004 is estimated to be $293.8 million. No assurance can be given that more stringent restrictions will not be adopted from time to time by states in which the Company’s insurance subsidiaries are domiciled; such restrictions could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to the Company by such subsidiaries without affirmative prior approval by state regulatory authorities.

        The Company’s insurance subsidiaries may be subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by the Employee Retirement Income Security Act (ERISA). Severe penalties are imposed for breach of duties under ERISA.

        Certain policies, contracts and annuities offered by the Company’s subsidiaries are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission. The federal securities laws contain regulatory restrictions and criminal, administrative and private remedial provisions.

        Additional issues related to regulation of the Company and its insurance subsidiaries are discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Employees

        At December 31, 2003 the Company had approximately 2,468 authorized positions, including approximately 1,404 in Birmingham, Alabama. Most employees are covered by contributory major medical, dental, group life, and long-term disability insurance plans. The cost of these benefits to the Company in 2003 was approximately $8.8 million. In addition, substantially all of the employees are covered by a pension plan. The Company also matches employee contributions to its 401(k) Plan and makes discretionary profit sharing contributions for employees not otherwise covered by a bonus or sales incentive plan. See Note 11 to Consolidated Financial Statements.

Executive Officers

        The executive officers of the Company as of March 1, 2004 are as follows:

                  Name                                 Age                        Position
John D. Johns                                          52         Chairman of the Board, President, Chief
                                                                  Executive Officer, and a Director
R. Stephen Briggs                                      54         Executive Vice President, Life and Annuity
Allen W. Ritchie                                       46         Executive Vice President and Chief Financial
                                                                  Officer
Richard J. Bielen                                      43         Senior Vice President, Chief Investment Officer
                                                                  and Treasurer
Brent E. Griggs                                        48         Senior Vice President, Asset Protection
J. William Hamer, Jr.                                  59         Senior Vice President and Chief
                                                                  Human Resources Officer
Thomas Davis Keyes                                     51         Senior Vice President,
                                                                  Information Services
Carolyn King                                           53         Senior Vice President,
                                                                  Acquisitions
Deborah J. Long                                        50         Senior Vice President,
                                                                  Secretary and General Counsel
Bernard L. Robins                                      65         Senior Vice President,
                                                                  West Coast Life
Wayne E. Stuenkel                                      50         Senior Vice President
                                                                  and Chief Actuary
Carl S. Thigpen                                        47         Senior Vice President, Chief Mortgage and Real
                                                                  Estate Officer
Steven G. Walker                                       44         Senior Vice President, Controller, and
                                                                  Chief Accounting Officer
Judy Wilson                                            46         Senior Vice President,
                                                                  Stable Value Products
Jerry W. DeFoor                                        51         Vice President, Business Planning

        All executive officers are elected annually and serve at the pleasure of the Board of Directors. None of the executive officers is related to any director of the Company or to any other executive officer.

        Mr. Johns has been Chairman of the Board of the Company since February 3, 2003, and President and Chief Executive Officer of the Company since December 2001. He has been a Director of the Company since May 1997. He was President and Chief Operating Officer of the Company from August 1996 until December 2001. Mr. Johns has been employed by the Company and its subsidiaries since 1993.

        Mr. Briggs has been Executive Vice President, Life and Annuity, of the Company since January 2003 and has responsibility for the Life and Annuity Division. From October 1993 to January 2003, he served as Executive Vice President, Individual Life Division. Mr. Briggs has been associated with the Company and its subsidiaries since 1971.

        Mr. Ritchie has been Executive Vice President and Chief Financial Officer of the Company since August 2001. From July 1998 until 2000, Mr. Ritchie was President, Chief Executive Officer and Director of Per-Se Technologies, Inc.

        Mr. Bielen has been Senior Vice President, Chief Investment Officer and Treasurer since January 2002. From August 1996 until January 2002, he was Senior Vice President, Investments of the Company. Mr. Bielen has been employed by the Company and its subsidiaries since 1991.

        Mr. Griggs has been Senior Vice President, Asset Protection Division of the Company since February 3, 2003. He served as Vice President, Operations of the Asset Protection Division of Protective Life Insurance Company from January 1998 to February 2003. Mr. Griggs has been employed by the Company and its subsidiaries since 1997.

        Mr. Hamer has been Senior Vice President and Chief Human Resources Officer of the Company since March 2001. He served as Vice President, Human Resources of the Company from May 1982 to March 2001. Mr. Hamer has been employed by the Company and its subsidiaries since 1981.

        Mr. Keyes has been Senior Vice President, Information Services of the Company since April 1999. Mr. Keyes was Vice President, Information Services of the Company from May 1993 to April 1999. Mr. Keyes has been employed by the Company and its subsidiaries since 1982.

        Ms. King has been Senior Vice President, Acquisitions of the Company since December 2003. Ms. King served as Senior Vice President, Life and Annuity Division of the Company from January 2003 until December 2003. From April 1995 to January 2003, she served as Senior Vice President, Investment Products Division.

        Ms. Long has been Senior Vice President, Secretary and General Counsel of the Company since November 1996. From February 1994 to November 1996, she was Senior Vice President and General Counsel.

        Mr. Robins has been Senior Vice President, West Coast Life of the Company since March 2004. Since December 2003, he has served as Executive Vice President and Chief Operating Officer of West Coast Life Insurance Company. From June 1997 until December 2003 he served as Executive Vice President of West Coast Life Insurance Company.

        Mr. Stuenkel has been Senior Vice President and Chief Actuary of the Company since March 1987. Mr. Stuenkel is a Fellow of the Society of Actuaries and has been employed by the Company and its subsidiaries since 1978.

        Mr. Thigpen has been Senior Vice President, Chief Mortgage and Real Estate Officer of the Company since January 2002. From March 2001 to January 2002, he was Senior Vice President, Investments. From May 1996 to March 2001, he was Vice President, Investments for the Company. Mr. Thigpen has been employed by the Company and its subsidiaries since 1984.

        Mr. Walker has been Senior Vice President, Controller and Chief Accounting Officer of the Company since March 2004. From September 2003 through March 2004, he served as Vice President, Controller, and Chief Accounting Officer of the Company. From August 2002 to September 2003, he served as Vice President and Chief Financial Officer of the Asset Protection Division of the Company. From November 1998 through July 2002, Mr. Walker served as Senior Vice President and Chief Financial Officer of Aon Integramark.

        Ms. Wilson has been Senior Vice President, Stable Value Products of the Company since January 1995. Ms. Wilson has been employed by the Company and its subsidiaries since 1991.

        Mr. DeFoor has been Vice President, Business Planning of the Company since September 2003. Mr. DeFoor was Vice President and Controller, and Chief Accounting Officer of the Company from April 1989 to September 2003. Mr. DeFoor has been employed by the Company and its subsidiaries since 1982.

        Certain of these executive officers also serve as executive officers and/or directors of various other Company subsidiaries.